Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Announces Appointment of Catherine Mackey, Ph.D. to Board of Directors

TUSTIN, CA, July 26, 2019 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality services to biotechnology and pharmaceutical companies, today announced the appointment of Catherine Mackey, Ph.D. as an independent member of the company’s board of directors. Dr. Mackey is an experienced leader, director and advisor with more than 30 years of R&D and operations experience in the pharmaceutical, biotechnology and agricultural industries, including over a decade in key leadership roles at Pfizer Inc.

“On behalf of the entire board, I am delighted to welcome Dr. Mackey with her extensive life science industry expertise to the Avid board of directors,” said Joseph Carleone, Ph.D., Avid’s chairman of the board.

“Dr. Mackey is a widely respected leader with broad experience in pharmaceutical research and development, a skill set essential to Avid as we expand our client portfolio,” said Rick Hancock, interim president and chief executive officer of Avid. “Through strategic planning and diligent execution, Avid is now in the strongest position in its history and we look forward to the contributions that Dr. Mackey will make to further strengthen the company.”

Dr. Mackey previously served as senior vice president of Pfizer global research and development and director of Pfizer's La Jolla laboratories. In these roles, she is credited with building Pfizer La Jolla into one of the company’s main pharmaceutical research and development sites with over 1,000 employees on a one-million square foot campus, an annual budget of approximately $300 million and a consistently robust drug pipeline. She also served as a member of Pfizer’s global research leadership team, as well as the company’s senior leadership team. Prior to these leadership roles at Pfizer, Dr. Mackey led strategic alliances at the company’s research and development headquarters and led U.S. research and development efforts in genomic and proteomic sciences, including biomarker and pharmacogenomics research.

She currently serves as chairman of the board of Cour Pharmaceutical Development Corporation. In addition, she serves on the board of directors of GW Pharmaceuticals, Poseida, Rady Children's Hospital and Rady Children’s Institute of Genomic Medicine. Her previous board appointments have included Evolve Biosystems, Sequenom, Viventia Bio, YM Biosciences and Althea Technologies.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include CGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com